NEVADA GOLD ANNOUNCES AGREEMENT REGARDING
ISLE OF CAPRI-BLACK HAWK

-- Company to Host Conference call at 5:30 p.m. ET --

HOUSTON, November 13, 2007 - Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that the Company will sell its 43% membership interest in the Isle of Capri-Black Hawk LLC to Isle of Capri Casinos, which currently owns the remaining 57% interest. Under the terms of the agreement, Isle of Capri has agreed to pay Nevada Gold $64.6 million.

Isle of Capri-Black Hawk, LLC owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado.

Robert Sturges, Chief Executive Officer of Nevada Gold, stated, “We are delighted to have agreed to sell our interest in Isle of Capri-Black Hawk to our partner. We believe this makes sense for Nevada Gold from a strategic perspective with respect to aligning our portfolio of projects with our growth strategy going forward. We intend to utilize the proceeds from the transaction to pay down our corporate debt by approximately $39 million, to provide our equity investment in the Horizon Casino Hotel acquisition announced today, and to potentially redeploy cash into future acquisitions.”

The transaction is subject to approval from Nevada Gold’s shareholders as well as customary closing conditions.

Conference Call
The Company will host a conference call to discuss today’s announcement at 5:30 p.m. Eastern time today, November 13, 2007. To access the call interested parties should call (800) 240-8621, and international participants should dial (303) 262-2005. A replay of the call will be available by dialing (800) 405-2236, passcode 11102400.

Forward-Looking Statements
This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos
Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado and California. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for the Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200